UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report

(Date of earliest event reported): June 4, 2004

OneSource Information Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25849	04-3204522

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Baker Avenue Concord, MA	01742

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 318-4300

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     On June 4, 2004, infoUSA Inc., a Delaware corporation (“infoUSA”), announced the completion of the offer by OSIS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of infoUSA (“Merger Sub”), to purchase all of the outstanding shares of common stock of OneSource Information Services, Inc., a Delaware corporation (“OneSource”), at a price of $8.85 per share in cash (the “Offer”). The Offer expired at 12:00 midnight, New York City time, on Thursday, June 3, 2004. A copy of the press release issued by infoUSA on June 4, 2004 is attached hereto as Exhibit 99.1 and incorporated herein by reference. Based upon information provided by Wells Fargo Bank, N.A., the depositary for the Offer, 11,424,785 shares, or approximately 97.5%, of all issued and outstanding OneSource shares were validly tendered in the Offer and not properly withdrawn (excluding 11,697 shares tendered pursuant to guaranteed delivery procedures). All shares validly tendered and not properly withdrawn prior to the expiration of the Offer have been accepted for payment by Merger Sub and will be paid for promptly after acceptance.

     The Offer was made pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 29, 2004, by and among infoUSA, Merger Sub and OneSource, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 2.1 to the Current Report on Form 8-K filed by OneSource on April 29, 2004 and is incorporated herein by reference. The details of the Offer were disclosed in an Offer to Purchase of infoUSA and Merger Sub and the related materials, including the Letter of Transmittal, which were filed with the SEC on May 6, 2004 as part of infoUSA’s and Merger Sub’s Tender Offer Statement on Schedule TO, as amended to date (the “Schedule TO”), and are incorporated herein by reference, and in OneSource’s Solicitation/Recommendation Statement on Schedule 14D-9 which was filed with the SEC on May 6, 2004, as amended to date, and is incorporated herein by reference.

     infoUSA intends to acquire the shares of OneSource common stock that were not tendered as soon as possible through a merger transaction, pursuant to which Merger Sub will merge with and into OneSource, with OneSource surviving as a wholly owned subsidiary of infoUSA (the “Merger”). Under applicable law, the Merger may be consummated without a meeting or a vote of the stockholders of OneSource. Upon consummation of the Merger, the remaining stockholders of OneSource (other than stockholders who properly exercise appraisal rights) will have their shares converted into the right to receive the same amount of cash per share that they would have received in the Offer.

     The aggregate consideration to be paid for all shares tendered in the Offer and upon consummation of the Merger is approximately $106 million. infoUSA and Merger Sub intend to obtain the necessary funds by drawing on a financing commitment for an additional $80 million provided to infoUSA and Merger Sub from Wells Fargo Bank, N.A., infoUSA’s current lender. Upon consummation of this financing with Wells Fargo Bank, N.A., infoUSA and Merger Sub will have the ability to borrow up to $250 million, consisting of (i) a term note of $120 million bearing interest at LIBOR plus 2.5%, due in March 2009, (ii) a term note of $80 million bearing interest at LIBOR plus 2.75%, due in June 2010 and (iii) a revolving credit facility of $50 million. These loans will be secured by substantially all of the assets of infoUSA and Merger Sub, and, following the Merger, OneSource (as the surviving corporation). The foregoing summary of the terms of the sources of funds for the Offer and the Merger is qualified in its entirety by reference to the commitment letter dated as of April 21, 2004 provided to infoUSA and Merger Sub from Wells Fargo Bank, N.A., which has been filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference.

     Pursuant to the Merger Agreement, after acceptance and payment for the shares tendered in the Offer, infoUSA has the right, but not the obligation, to designate to the Board of Directors of OneSource a number of directors that will provide infoUSA with board representation proportionate to its ownership of shares of OneSource. For the purpose of approving certain actions relating to the Merger Agreement, OneSource has agreed to use reasonable efforts to ensure that until the consummation of the Merger, at least three members of the OneSource Board of Directors are directors who were directors of OneSource as of the date of the Merger Agreement or successors thereof elected by or on the recommendation of such directors. infoUSA has advised OneSource that, due to the anticipated short period of time between Merger Sub’s acceptance for payment of the shares of OneSource common stock tendered in the Offer and the consummation of the Merger, infoUSA currently does not intend to designate any directors to the OneSource Board of Directors. Pursuant to the Merger Agreement, upon consummation of the Merger, the directors of Merger Sub will become the directors of OneSource, as the surviving corporation.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
99.1	Press Release of infoUSA Inc. dated June 4, 2004

Item 9.     Regulation FD Disclosure.

     On June 4, 2004, infoUSA Inc. issued a press release, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

ONESOURCE INFORMATION SERVICES, INC.

Date: June 4, 2004	By:	/s/ Martin F. Kahn

Name: Martin F. Kahn Title: Executive Chairman and Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of infoUSA Inc. dated June 4, 2004